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                                                                 EXHIBIT 10.7(c)
                                                                     (1996 10-K)



                RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS OF
              APPLIED POWER INC. ON OCTOBER 31, 1996 AMENDING THE
          APPLIED POWER INC. 1989 OUTSIDE DIRECTORS' STOCK OPTION PLAN



     WHEREAS, Applied Power Inc. has previously adopted the Applied Power Inc. 1989 Outside Directors' Stock Option Plan (the "Directors' Plan"); and

     WHEREAS, Section 5(a) of the Directors' Plan states that each outside director shall automatically be granted an option to purchase 1,000 shares of Applied Power Inc. common stock at the Board of Directors meeting immediately following the Company's annual shareholders meeting; and

     WHEREAS, the Compensation Committee of the Board has recommended that the number of shares covered by the annual grant be increased from 1,000 shares to 1,500 shares; and

     WHEREAS, the Board agrees with the Compensation Committee's recommendation to increase the number of shares covered by the annual grant from 1,000 shares to 1,500 shares.

     NOW, THEREFORE, BE IT RESOLVED that Section 5(a) of the Applied Power Inc. 1989 Outside Directors' Stock Option Plan is hereby amended to read as follows:

     "Each year, upon the first meeting of the Company's Board of Directors following the Company's annual meeting of shareholders, each person then serving the Company as an outside director at that time shall automatically be granted an option to purchase one thousand five hundred (1,500) shares, subject to adjustment under paragraph 15 hereof."

     FURTHER RESOLVED, that the appropriate officers of the Company are authorized to take such actions as may be necessary or desirable to implement this resolution.